UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2026

Unicycive Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40582	81-3638692
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

1975 W. El Camino Real, Suite 204

Mountain View, CA 94040

(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 351-4495

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock	UNCY	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 28, 2026, Unicycive Therapeutics, Inc. (the “Company”) appointed Meredith S. Manning as an independent director on the Company’s board of directors, effective October 1, 2026. Ms. Manning will serve on each of the Audit, Compensation and Nominating and Corporate Governance Committees, and also as the Chairperson of the Nominating and Corporate Governance Committee.

Meredith S. Manning, M.B.A., has more than 25 years of global biopharmaceutical experience. Most recently, she served as Chief Commercial Officer of Soleno Therapeutics, Inc. from 2024 until its acquisition by Neurocrine Biosciences, Inc. in 2026. At Soleno, she built the commercial organization from inception and led the U.S. launch of VYKAT™ XR, the first FDA-approved treatment for hyperphagia in Prader-Willi syndrome. As a member of the executive team, she also played a key role in asset evaluation, lifecycle planning, and due diligence, and led the selection of ex-U.S. distribution partners. Previously, Ms. Manning served as President, The Americas, and a voting member of the U.S. Board of Directors of PharmaEssentia Corporation from 2020 to 2023. In this role, she built the U.S. company from the ground up, with general management and P&L responsibility for all U.S. functions. She was a key member of the team that secured FDA approval of BESREMi® (ropeginterferon alfa-2b-njft), led its U.S. commercial launch, and supported the company’s capital-raising efforts, including engagement with U.S. and global investors. Prior to joining PharmaEssentia, she served as Chief Commercial Officer of resTORbio, Inc. Earlier in her career, Ms. Manning served as Vice President, Global Marketing and Product Strategy Lead, Hemophilia, at Shire (formerly Baxter/Baxalta), where she led a seven-brand portfolio across more than 65 countries. She also held senior U.S. marketing and field leadership roles at Vertex Pharmaceuticals Incorporated, including the launch of INCIVEK® (telaprevir), and director-level roles in oncology business development, marketing, and managed care at Pfizer Inc. Ms. Manning holds a B.A. in political science from The Colorado College and an M.B.A. from the University of Chicago Booth School of Business.

The Company believes that Ms. Manning is qualified to serve on its Board of Directors because of her extensive experience building and leading biopharmaceutical organizations, her record of successful product launches across rare disease, oncology, and hematology, and her general management, global commercialization, and value-creation expertise.

There is no arrangement or understanding between Ms. Manning and any other person, other than the Company’s directors acting solely in their capacity as such, pursuant to which she was selected as a director of the Company. Ms. Manning is not related by blood, marriage or adoption to any director or executive officer.

The Company is not aware of any transaction, or currently proposed transaction, in which the Company was or is to be a participant and in which Ms. Manning, or any member of her immediate family, had or will have a direct or indirect material interest that would be required to be reported under Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

On September 29, 2026, the Company issued a press release announcing resubmission of a New Drug Application for Oxylanthanum Carbonate. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein (except for the fourth paragraph therein).

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release of Unicycive Therapeutics, Inc. dated September 29, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	September 29, 2026

UNICYCIVE THERAPEUTICS, INC.

		By:	/s/ Shalabh Gupta
Shalabh Gupta
Chief Executive Officer

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